Man Investments (USA) LLC
123 N. Wacker Drive
28th Floor
Chicago Illinois 60606
Telephone: (312) 881-6500

August 17, 2010

Man Long Short Fund
123 N. Wacker Drive
28th Floor
Chicago, Illinois 60606

Ladies and Gentlemen:

With respect to our purchase from you, at the purchase price of $100,000 for 10,000 shares of beneficial interest, net asset value of $10 per share (“Initial Shares”) in Man Long Short Fund, we hereby advise you that we are purchasing such Initial Shares for investment purposes without any present intention of seeking to liquidate such Initial Shares.

Very truly yours,

Man Investments (USA) LLC

by Man-Glenwood Inc., its sole member
By:
Name:	Kirsten Ganschow
Title:	Secretary